CUDD & ASSOCIATES
                                ATTORNEYS AT LAW


                                  June 16, 2000




Board of Directors
Pollution Research and Control Corp.
506 Paula Avenue
Glendale, California 91201

Gentlemen:

     We have acted as counsel to Pollution Research and Control Corp., a California corporation (the "Company"), in connection with the Post-Effective Amendment No. 2 to the Registration Statement on Form S-3, File Number 333-87965 (the "Post-Effective Amendment No. 2"), filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on or about the date hereof. The Post-Effective Amendment No. 2 relates to an aggregate of 164,000 shares (the "Shares") of the Company's common stock, no par value per share (the "Common Stock"), including 100,000 shares of Common Stock being offered by Britannica Associates Limited (the "Selling Shareholder") and 64,000 shares of Common Stock underlying four options, one of which options is exercisable to purchase 25,000 shares of Common Stock at an exercise price of $1.00 per share on or prior to February 25, 2002, and three of which options are exercisable to purchase 14,500 shares, 14,500 shares, and 10,000 shares, of Common Stock, respectively, at an exercise price of $1.38 per share on or prior to March 22, 2002 (collectively, the "Options").

     In connection with this opinion, we have examined the Company's Articles of Incorporation, as amended; the Company's By-Laws; minutes of the Company's corporate proceedings, as made available to us by officers of the Company; an executed copy of such Post-Effective Amendment No. 2, and all exhibits thereto in the form filed with the Commission; and such matters of law deemed necessary by us in order to deliver the within opinion.

     In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

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Board of Directors
Pollution Research and Control Corp.
June 16, 2000
Page 2


     On the basis of the foregoing, and solely in reliance thereon, we are of the opinion that the Shares of Common Stock have been duly authorized and, when issued for consideration received by the Company (i) from the Selling Shareholder and (ii) upon exercise by the holders of the Options and payment of the exercise price as provided in the Options in accordance with the terms thereof, the Shares of Common Stock have been or will be validly issued, fully-paid and nonassessable.

     We hereby consent to the filing of this letter as an exhibit to the Post-Effective Amendment No. 2.

                                             Very truly yours,

                                             CUDD & ASSOCIATES



                                             /S/ Patricia Cudd
                                             -----------------
                                             Patricia Cudd